EXHIBIT 99.1

                                  NEWS RELEASE

STERN AND COMPANY
12121 Wilshire Boulevard - Suite 520
Los Angeles, California 90025
Telephone:  (310) 442-8414

           VARIFLEX, INC. ANNOUNCES MAJOR INVESTMENT BY REMY CAPITAL PARTNERS, IV, L.P.; MANAGEMENT HANGES; TWO NEW BOARD MEMBERS

        Moorpark, CA - November 19, 1997 -- Variflex, Inc. (NASDAQ: VFLX) a leading sports and recreational products company, announced today that REMY Capital Partners IV, L.P., a private investment partnership ("REMY"), has acquired approximately 28 percent of the company's common stock. REMY purchased stock from Raymond H. Losi, a co-founder of the company, and other members of the Losi family, for $9.2 million, or $5.50 per share. The Losi family continues to hold approximately 32 percent of the company's outstanding shares.

        Variflex also announced that Mark S. Siegel and Randall L. Bishop of REMY have been appointed to the company's Board of Directors. Mr. Siegel will assume the position of Chairman of the Board, succeeding Raymond H. Losi who will continue to serve as a director. Raymond "Jay" H. Losi, II, who was not among the selling shareholders and continues to beneficially own 22 percent of the company's outstanding stock, was elected Chief Executive Officer, and retains the titles and responsibilities of President and Chief Operating Officer. As part of the transaction, Gerald I. Boyce, Barbara Losi and Marvin G. Murphy resigned as directors.

        Jay Losi, President and Chief Executive Officer said, "We are extremely pleased that REMY has recognized the inherent value in Variflex. We believe that REMY's knowledge of the consumer products market and their financial expertise, coupled with Variflex's existing strengths will enable us to move forward and take advantage of the growth opportunities in this industry. REMY'S ownership will enhance our competitive position."

        Mark S. Siegel, President of REMY Investors, L.L.C., the general partner of REMY Capital Partners IV, L.P., said, "Variflex has a proven ability to develop, produce and sell quality products and has substantial cash and no debt on its balance sheet. We look forward to working with the company to realize its full potential through the growth of the existing business and attractive acquisitions."

        Variflex, Inc. is a leading supplier of in-line skates, skateboards, skating protective equipment and bicycle and recreational safety helmets to the mass market. Variflex's Static brand of high quality action sports products, including snowboards and skateboards are high-performance, aggressively-priced upscale products marketed to the sporting goods and specialty dealer markets. Variflex also recently introduced Quik-Shade(TM), an innovative 10'x10' instant canopy that can be used at the beach, in the backyard or virtually anywhere.

NOTE: Any reference to the development of products, growth rate or the future performance of the company constitutes forward-looking information and actual results may vary materially. There can be no assurance of the rate of growth of the industry or of the company, that the company's products will enjoy continued success or that any products in development will ever be commercially released or that, if released, such products will contribute revenues or profits to the company sufficient to recoup or exceed their development cost. For a discussion of these and other factors that could affect Variflex, Inc.'s business and financial results, see information contained in the company's Forms 10-K and 10-Q on file at the Securities and Exchange Commission.

CONTACT:  Steven D. Stern -- (310) 442-8414